United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report:  November 14, 2013

GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8250 Exchange Drive Suite 120, Orlando, FL  32809
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 558-4363

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c)  Appointment of Executive Officer

On November 12, 2013, GeneLink, Inc. (the “Company”) appointed Michael G. Smith as Chief Operating Officer and Interim Chief Financial Officer of the Company effective November 12, 2013.

Michael G. Smith, age 47, has been employed by GeneLink, Inc. as Sr. Vice President of Operations since September 1, 2012. Prior to that, Mr. Smith spent more than 25 years working for large public companies, working with high growth companies, and building startups. Michael’s career started with budgeting for The American Water System. He followed that position with different Information Technology and Operations roles, both as a consultant and as a corporate executive, most notably Tempur-Pedic. Michael led both domestic and global implementation and operations teams as the company grew from $17 million to $1 billion. He has spent his entire career leading, organizing, and implementing all facets of a company’s operations including sales, customer service, manufacturing, and finance. Mr. Smith’s real passion and direction is utilizing his entrepreneur background to help companies structure themselves to prepare for high volume due to the results of the sales and marketing efforts of the company. Mr. Smith has over 3 years of experience in working with both the GeneLink and their market partner brands Dermagenetics, geneME, and foru.
(e)  Compensation Arrangement for Executive Officer

The Company has agreed to pay Mr. Smith a base salary of $110,000 per year.

On July 1, 2013 Mr. Smith received options to acquire 300,000 shares of common stock at an exercise price of .03 per share. These options vest in 4 equal annual installments commencing on date of grant.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc.
(Registrant)

/s/ Bernard L. Kasten, Jr. M.D.
Bernard L. Kasten, Jr. M.D.
Chief Executive Officer

Dated: November 14, 2013